Exhibit 10.90

March 27, 2013

Board of Directors

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Dear Sirs:

I hereby voluntarily relinquish any rights to a cash incentive bonus in respect of Hansen Medical Inc.’s 2013 fiscal year and agree that in lieu of a cash incentive bonus opportunity in respect of the Company’s 2013 fiscal year I am eligible for a performance restricted stock unit covering 115,627 shares of the Company’s common stock, which units will vest based on the Company’s Corporate 2013 Critical Success Factors approved by the Board. I acknowledge and agree that this change will not constitute “Good Reason,” nor will it be considered to be a “Good Reason Event,” under the Retention Agreement, dated May 26, 2010, between me and the Company.

Very truly yours,

/s/ Bruce J Barclay

Bruce J Barclay